Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES COMPLETION OF NEW CREDIT FACILITY

Novato, CA—June 23, 2003—Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today that it signed an agreement for a previously announced $16.0 million secured credit facility with CIT Business Credit, a unit of CIT Group Inc. (NYSE: CIT).

The new three-year renewable credit facility of $16.0 million will replace an existing $12.0 million facility and will be used to fund operations. Availability on the line of credit will be determined by the lesser of (i) 85% of eligible accounts receivable less certain reserves, (ii) cash collected during the most recent 45-day period, or (iii) the full amount of the facility less certain reserves.

“We are pleased to announce the closing of a new credit facility with the CIT Group and look forward to a mutually beneficial relationship,” stated Brenda Rhodes, Chairman and CEO. Further stated Rhodes, “As the economy improves, we will use the increased facility to fund growth opportunities within our space. In addition, we are on track with our earlier guidance regarding Q2 results and believe that as we return to profitability, we can also return to positive cash flow from operations.”

About Hall Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. The Company finds, evaluates and places industry-specific Technology and Corporate Professionals.

Founded in 1991, Hall Kinion completed its initial public offering in 1997. The Company operates two divisions, both of which provide consultants and direct-hire talent: the Technology Professional Division places highly-skilled experts in positions

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ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors; and the Corporate Professional Services Division (OnStaff®) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit the Company’s Web site at www.hallkinion.com.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 29, 2002 and other filings made with the Securities & Exchange Commission.